As filed with the Securities and Exchange Commission on August 5, 2002
                                              Securities Act File No. 333-77042
                                     Investment Company Act File No.  811-09637
-------------------------------------------------------------------------------

                     U.S. SECURITIES AND EXCHANGE COMMISSION
                              Washington D.C. 20549
                                -----------------
                                    FORM N-14
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                                -----------------
                         Pre-Effective Amendment No. [ ]
                       Post-Effective Amendment No. 1 [X]
                        (Check appropriate box or boxes)
                                -----------------
                   Merrill Lynch Large Cap Series Funds, Inc.
             (Exact Name of Registrant as Specified in its Charter)
                                -----------------
                                 (609) 282-2800
                        (Area Code and Telephone Number)
                                -----------------
                             800 Scudders Mill Road
                          Plainsboro, New Jersey 08536
                    (Address of Principal Executive Offices:
                     Number, Street, City, State, Zip Code)
                                -----------------
                                 Terry K. Glenn
                   Merrill Lynch Large Cap Series Funds, Inc.
              800 Scudders Mill Road, Plainsboro, New Jersey 08536
        Mailing Address: P.O. Box 9011, Princeton, New Jersey 08543-9011
                     (Name and Address of Agent for Service)
                                -----------------
                                   Copies to:
   Philip L. Kirstein, Esq.                     Laurin Blumenthal Kleiman, Esq.
  Fund Asset Management, L.P.                    Sidley Austin Brown & Wood LLP
    800 Scudders Mill Road                            787 Seventh Avenue
  Plainsboro, New Jersey 08536                   New York, New York 10019-6018
                                -----------------

     Title of Securities Being Registered: Common Stock, Par Value $.10 per share.
     No filing fee is required because of reliance on Section 24(f) under the Investment Company Act of 1940, as amended.

                               -----------------

     This  Post-Effective  Amendment  No. 1 to the  Registrant's  Registration
Statement  on  Form  N-14  (File  No.   333-77042)  (the  "N-14   Registration
Statement") consists of the following:

(1)  Facing Sheet of this Registration Statement.

(2)  Part C of this Registration Statement (including signature pages).

     Parts A and B are incorporated herein by reference from the Registrant's Proxy Statement and Prospectus filed on February 19, 2002 under Rule 497 under the Securities Act of 1933, as amended (the "Securities Act").

     This Post-Effective Amendment No. 1 is being filed to file as Exhibit No. 12 to this Registration Statement the Tax Opinion of Sidley Austin Brown & Wood LLP, tax counsel for the Registrant, and to file as Exhibit 16 to this Registration Statement a power of attorney executed by each of the current members of the Registrant's Board of Directors. The tax opinion relates to the reorganization of Merrill Lynch Premier Growth Fund, Inc., Master Premier Growth Trust, Merrill Lynch Mid Cap Growth Fund, Inc., Master Mid Cap Growth Trust, Merrill Lynch Large Cap Growth Fund, a series of the Registrant, and Master Large Cap Series Trust.

                                     PART C

                                OTHER INFORMATION

Item 15. Indemnification.

     Reference is made to Article VI of the Registrant's Articles of Incorporation, Article VI of Registrant's By-Laws, Section 2-418 of the Maryland General Corporation Law and Section 9 of the Distribution Agreement.

     Insofar as the conditional advancing of indemnification moneys for actions based on the Investment Company Act of 1940, as amended (the "Investment Company Act"), may be concerned, Article VI of the Registrant's By-Laws provides that such payments will be made only on the following conditions: (i) advances may be made only on receipt of a written affirmation of such person's good faith belief that the standard of conduct necessary for indemnification has been met and a written undertaking to repay any such advance if it is ultimately determined that the standard of conduct has not been met; and (ii) (a) such promise must be secured by a security for the undertaking in form and amount acceptable to the Registrant, (b) the Registrant is insured against losses arising by receipt by the advance, or (c) a majority of a quorum of the Registrant's disinterested non-party Directors, or an independent legal counsel in a written opinion, shall determine, based upon a review of readily available facts, that at the time the advance is proposed to be made, there is reason to believe that the person seeking indemnification will ultimately be found to be entitled to indemnification.

     In Section 9 of the Distribution Agreement relating to the securities being offered hereby, the Registrant agrees to indemnify the FAM Distributors, Inc. (the "Distributor") and each person, if any, who controls the Distributor within the meaning of the Securities Act, against certain types of civil liabilities arising in connection with the Registration Statement or Prospectus and Statement of Additional Information.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to Directors, officers and controlling persons of the Registrant and the principal underwriter pursuant to the foregoing provisions or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a Director, officer, or controlling person of the Registrant and the principal underwriter in connection with the successful defense of any action, suit or proceeding) is asserted by such Director, officer or controlling person or the principal underwriter in connection with the shares being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Item 16. Exhibits.



  1      --   Articles of Incorporation of the Registrant, filed October 20, 1999.(a)
  2      --   By-Laws of the Registrant.(a)
  3      --   Not applicable.
  4      --   Form of Agreement  and Plan of  Reorganization  among  Merrill  Lynch Large Cap Growth Fund, a series of the
              Registrant, Master Large Cap Series Trust,  Master Premier  Growth Trust,  Merrill Lynch Premier  Growth Fund,  Inc.,
              Master Mid Cap Growth Trust and Merrill Lynch Mid Cap Growth Fund, Inc. (g)
  5      --   Portions of the  Articles of  Incorporation  and By-Laws of the  Registrant  defining  the rights of holders of shares of common stock of the Registrant.(b)
  6      --   None.
  7      --   Form of Unified Distribution Agreement between the Registrant and FAM Distributors, Inc. (the "Distributor").(d)
  8      --   None.
  9      --   None.
 10(a)   --   Form of Unified Class B Distribution Plan of the Registrant.(e)
 10(b)   --   Form of Unified Class C Distribution Plan of the Registrant.(e)
 10(c)   --   Form of Unified Class D Distribution Plan of the Registrant.(e)


                                     C-1


 10(d)   --   Merrill Lynch Select PricingSM System Plan pursuant to Rule l8f-3.(c)
 11      --   Opinion and Consent of Sidley Austin Brown & Wood LLP, counsel for the Registrant.(h)
 12      --   Tax opinion of Sidley Austin Brown & Wood LLP.
 13      --   Not applicable.
 14(a)   --   Consent of Deloitte & Touche LLP, independent auditors for the Registrant.(h)
 14(b)   --   Consent of Deloitte & Touche LLP, independent auditors for Merrill Lynch Premier Growth Fund, Inc.(h)
 14(c)   --   Consent of Deloitte & Touche LLP, independent auditors for Merrill Lynch Mid Cap Growth Fund, Inc.(h)
 15      --   Not applicable.
 16      --   Power of Attorney.
17(a)    --   Prospectus, dated January 14, 2002, of the Registrant.(h)
17(b)    --   Statement of Additional Information, dated January 14, 2002, of the Registrant.(h)
17(c)    --   Prospectus, dated March 21, 2001, of Merrill Lynch Premier Growth Fund, Inc.(h)
17(d)    --   Prospectus, dated December 26, 2001, of Merrill Lynch Mid Cap Growth Fund, Inc.(h)
17(e)    --   Annual Report to Stockholders of the Registrant for the fiscal year ended October 31, 2001.(h)
17(f)    --   Annual Report to Stockholders of Merrill Lynch Premier Growth Fund, Inc. for the fiscal year ended
              November 30, 2001.(h)
17(g)    --   Annual Report to Stockholders of Merrill Lynch Mid Cap Growth Fund, Inc. for the fiscal year ended
              August 31, 2001.(h)

---------------


(a) Filed on October 20, 1999 as an Exhibit to the Registrant's Registration Statement on Form N-1A under the Securities Act of 1933, as amended (File No. 333-89389) (the "Registration Statement").
(b) Reference is made to Article II, Article IV, Article V (sections 2, 3, 4, 6, 7 and 8), Article VI, Article VII and Article IX of the Registrant's Articles of Incorporation, filed as Exhibit (1) to the Registration Statement, and to Article II, Article III (sections 1, 3, 5, 6 and 17)
     Article VI, Article VII, Article XII, Article XIII and Article XIV of the Registrant's By-Laws filed as Exhibit (2) to the Registration Statement.
(c) Filed on December 22, 1999 as an Exhibit to Pre-Effective Amendment No. 1 to the Registration Statement.
(d) Incorporated by reference to Exhibit 5 to the Registration Statement on Form N-1A of Merrill Lynch Mid Cap Growth Fund, Inc. (File No. 811-10025), filed on July 21, 2000.
(e) Incorporated by reference to Exhibit 13 to the Registration Statement on Form N-1A of Merrill Lynch Mid Cap Growth Fund, Inc. (File No. 811-10025), filed on July 21, 2000.
(f) Incorporated by reference to Exhibit 15 to Post Effective Amendment No. 9 to the Registration Statement on Form N-1A of Merrill Lynch Multi-State Limited Maturity Municipal Series Trust (File No. 33-50417) filed on November 22, 2000.
(g) Included as Exhibit I to the Registrant's Proxy Statement and Prospectus, filed on February 19, 2002 under Rule 497 under the Securities Act.
(h) Filed on January 18, 2002 as an Exhibit to the Registrant's N-14 Registration Statement.

Item 17. Undertakings.

     (1) The undersigned Registrant agrees that prior to any public reoffering of the securities registered through use of a prospectus which is part of this Registration Statement by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c) of the Securities Act of 1933, as amended, the reoffering prospectus will contain information called for by the applicable registration form for reofferings by persons who may be deemed underwriters, in addition to the information called for by other items of the applicable form.

     (2) The undersigned Registrant agrees that every prospectus that is filed under paragraph (1) above will be filed as part of an amendment to the registration statement and will not be used until the amendment is effective, and that, in determining any liability under the Securities Act of 1933, as amended, each post-effective amendment shall be deemed to be a new registration statement for the securities offered therein, and the offering of securities at that time shall be deemed to be the initial bona fide offering of them.

                                   SIGNATURES

         As required by the Securities Act of 1933, this Registration Statement has been signed on behalf of the Registrant, in the Township of Plainsboro and State of New Jersey, on the 5th day of August, 2002.

                                     MERRILL LYNCH LARGE CAP SERIES FUNDS, INC.
                                     (Registrant)


                                     By:  /s/ Donald C. Burke
                                         --------------------------------------
                                         (Donald C. Burke, Vice President)


         As required by the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.


               Signatures                                         Title                               Date

            TERRY K. GLENN*                        President (Principal Executive Officer)
        -------------------------
            (Terry K. Glenn)                       and Director


            DONALD C. BURKE*                       Vice President and Treasurer
        -------------------------
           (Donald C. Burke)                       (Principal Financial
                                                   and Accounting Officer)


           JAMES H. BODURTHA*                       Director
        -------------------------
          (James H. Bodurtha)


              JOE GRILLS*                           Director
        -------------------------
              (Joe Grills)


           HERBERT I. LONDON*                       Director
        -------------------------
          (Herbert I. London)


            ANDRE F. PEROLD*                        Director
        -------------------------
           (Andre F. Perold)


          ROBERTA COOPER RAMO*                      Director
        -------------------------
         (Roberta Cooper Ramo)


        ROBERT S. SALOMON, JR.*                     Director
        -------------------------
        (Robert S. Salomon, Jr.)


           MELVIN R. SEIDEN*                        Director
        -------------------------
           (Melvin R. Seiden)


          STEPHEN B. SWENSRUD*                      Director
        -------------------------
         (Stephen B. Swensrud)


                                                                                         August 5, 2002
*By  /s/ Donald C. Burke
     ------------------------------------
     (Donald C. Burke, Attorney-in-Fact)


                                   SIGNATURES


     Master Large Cap Series Trust has duly caused this Registration Statement of Merrill Lynch Large Cap Series Funds, Inc. to be signed on its behalf by the undersigned, thereunto duly authorized, in the Township of Plainsboro and State of New Jersey, on the 5th day of August, 2002.

                                        MASTER LARGE CAP SERIES TRUST
                                                   (Registrant)


                                        By:  /s/ Donald C. Burke
                                             ----------------------------------
                                             (Donald C. Burke, Vice President)



     As required by the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.



               Signatures                                         Title                               Date

            TERRY K. GLENN*                        President (Principal Executive Officer)
        -------------------------
            (Terry K. Glenn)                       and Trustee


            DONALD C. BURKE*                       Vice President and Treasurer
        -------------------------
           (Donald C. Burke)                       (Principal Financial
                                                   and Accounting Officer)


           JAMES H. BODURTHA*                       Trustee
        -------------------------
          (James H. Bodurtha)


              JOE GRILLS*                           Trustee
        -------------------------
              (Joe Grills)


           HERBERT I. LONDON*                       Trustee
        -------------------------
          (Herbert I. London)


            ANDRE F. PEROLD*                        Trustee
        -------------------------
           (Andre F. Perold)


          ROBERTA COOPER RAMO*                      Trustee
        -------------------------
         (Roberta Cooper Ramo)


        ROBERT S. SALOMON, JR.*                     Trustee
        -------------------------
        (Robert S. Salomon, Jr.)


           MELVIN R. SEIDEN*                        Trustee
        -------------------------
           (Melvin R. Seiden)


          STEPHEN B. SWENSRUD*                      Trustee
        -------------------------
         (Stephen B. Swensrud)


                                                                                             August 5, 2002
*By  /s/ Donald C. Burke
     -----------------------------------
     (Donald C. Burke, Attorney-in-Fact)


                                  EXHIBIT INDEX


Description

12    --- Tax opinion of Sidley Austin Brown & Wood LLP, tax counsel for the Registrant.

16    --- Power of Attorney